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                              THE LTV CORPORATION
           NON-QUALIFIED STOCK OPTION PLAN FOR CERTAIN KEY EMPLOYEES
                          OF CONTINENTAL EMSCO COMPANY





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                              THE LTV CORPORATION
           NON-QUALIFIED STOCK OPTION PLAN FOR CERTAIN KEY EMPLOYEES
                          OF CONTINENTAL EMSCO COMPANY

                               TABLE OF CONTENTS

                                                                           PAGE



ARTICLE 1--PURPOSE AND DEFINITIONS
   Section 1.1  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   Section 1.2  Definitions and Usage . . . . . . . . . . . . . . . . . . .  1


ARTICLE II--STOCK SUBJECT TO THE PLAN
   Section 2.1  Stock Subject to Plan . . . . . . . . . . . . . . . . . . .  2
   Section 2.2  Unused and Reacquired Shares  . . . . . . . . . . . . . . .  2
   Section 2.3  Other Adjustment  . . . . . . . . . . . . . . . . . . . . .  2


ARTICLE III--GRANTS OF STOCK OPTIONS
   Section 3.1  Eligibility . . . . . . . . . . . . . . . . . . . . . . . .  3
   Section 3.2  Stock Options . . . . . . . . . . . . . . . . . . . . . . .  3


ARTICLE IV--ADMINISTRATION, GENERAL PROVISIONS
   Section 4.1  Administration  . . . . . . . . . . . . . . . . . . . . . .  6
   Section 4.2  Authority of the Committee  . . . . . . . . . . . . . . . .  6
   Section 4.3  Amendments and Termination  . . . . . . . . . . . . . . . .  7
   Section 4.4  Unfunded Status of Plan . . . . . . . . . . . . . . . . . .  7
   Section 4.5  General Provisions  . . . . . . . . . . . . . . . . . . . .  8
   Section 4.6  Effective Date of Plan  . . . . . . . . . . . . . . . . . . 10
   Section 4.7  Proceeds and Expenses . . . . . . . . . . . . . . . . . . . 10
   Section 4.8  Severability  . . . . . . . . . . . . . . . . . . . . . . . 10





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                              THE LTV CORPORATION
           NON-QUALIFIED STOCK OPTION PLAN FOR CERTAIN KEY EMPLOYEES
                          OF CONTINENTAL EMSCO COMPANY


                                   ARTICLE I
                            PURPOSE AND DEFINITIONS

         SECTION 1.1 PURPOSE. The name of this plan is The LTV Corporation Non-Qualified Stock Option Plan for Certain Key Employees of Continental Emsco Company (the "Plan"). The purpose of the Plan is to promote ownership and holding of Company stock by certain key employees of Continental Emsco Company and to enable Continental Emsco to retain and motivate key employees by sharing in the growth of the value of the Company.

        SECTION 1.2 DEFINITIONS AND USAGE. For the purposes of the Plan, the following terms shall be defined as set forth below:

        "Closing Date" means the closing date under the Stock Purchase Agreement By and Between The LTV Corporation, as Seller, and CE Holdings, Inc., as Purchaser, Dated as of July 18, 1995.

        "Committee" means the Compensation and Organization Committee of the Board, or any subcommittee thereof established by the Board.

        "Company" means The LTV Corporation, a corporation organized under the laws of the State of Delaware, or any successor organization.

        "Continental Emsco" means Continental Emsco Company, a corporation organized under the laws of the State of Delaware, or any successor organization.





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        "Optionee" means an employee to whom an Option is granted pursuant to the Plan.

        "Plan" means the LTV Corporation Non-Qualified Stock Option Plan for Certain Key Employees of Continental Emsco Company, as hereinafter amended from time to time.

        "Stock" means the common stock, $0.50 par value per share, of the Company.

        "Stock Option" or "Option" means any option to purchase shares of Stock granted pursuant to Section 3.2 below. Each Stock Option is intended not to qualify as an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time.

                               ARTICLE II STOCK
                             SUBJECT TO THE PLAN

         SECTION 2.1  STOCK SUBJECT TO PLAN.  The Stock to be subject to
Options under the Plan may be either authorized and unissued or held in the treasury of the Company. The maximum number of shares of Stock authorized with respect to the grant of Options under the Plan, subject to adjustment in accordance with Section 2.3 below, shall be ___________ thousand (____________).

         SECTION 2.2 UNUSED AND REACQUIRED SHARES. The shares related to the unexercised portion of any terminated or expired Option under the Plan shall not be made available for future grants under the Plan.


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         SECTION 2.3  OTHER ADJUSTMENT.  In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, the Committee shall take any action, which, in its discretion, it deems necessary to preserve benefits to Optionees in this Plan to include, without limitation, substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan, or substitution of property or other securities for Stock Options under this Plan.

                                  ARTICLE III
                            GRANTS OF STOCK OPTIONS

         SECTION 3.1 ELIGIBILITY. Officers and other key employees of the Company or Continental Emsco who were previously granted stock options ("ISOP Options") under the Interim Stock Option Program of the Company's Management Incentive Program, who are employed by Continental Emsco on the Closing Date and who, on or before the thirtieth day after the Closing Date surrender their ISOP Options to the Company for cancellation are eligible to be granted Stock Options under the Plan.

         SECTION 3.2  STOCK OPTIONS.  Each person eligible pursuant to Section
3.1 shall be granted a Stock Option under the Plan covering the same number of shares of stock as is covered by the ISOP Options surrendered by such Person to the Company pursuant to such Section 3.1. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.




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         Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:
                 (a) OPTION PRICE. The option price per share of Stock purchasable under a Stock Option shall be equal to the price of the corresponding share of Stock purchasable under the ISOP Option surrendered by the Optionee.
                 (b) OPTION TERM. The term of each Stock Option shall be until the second anniversary of the Closing Date.

                 (c) EXERCISABILITY. Stock Options shall be exercisable subject to such terms and conditions as shall be determined by the Committee at or after grant, provided that each Stock Option may be exercised during its terms in whole or in part at any time after grant, and shall be fully vested.

                 (d) NON-TRANSFERABILITY OF OPTIONS. No Stock Option shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee. In the event of the death of an Optionee, any Stock Option held by such Optionee may thereafter be exercised during its term by the legal representative of the estate or by a legatee of the Optionee under the Will of the Optionee.

                 (e) EXERCISE OF STOCK OPTIONS. An Optionee may exercise a Stock Option in whole or in part at any time and from time to time during the period within which a Stock Option may be exercised. To exercise a Stock Option, an Optionee shall give





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written notice of exercise to the secretary of the Company specifying the number of shares of Stock to be purchased; and provide payment of the Option price for such shares of Stock by cash or check payable to the order of the Company, by Stock owned by the Optionee or by sale of shares of Stock acquired in the exercise of a Stock Option (to the extent such cashless exercise is permitted under rules promulgated by the Committee), or any combination of Stock and cash or check.

         An Optionee shall be treated for all purposes as the owner of record of the number of shares of Stock purchased pursuant to exercise of the Stock Option (in whole or in part) as of the date the conditions set forth in preceding paragraph are satisfied. Notwithstanding the foregoing, no exercise of a Stock Option shall be effective until the shares of Stock subject to this Plan have been registered or qualified for sale under applicable federal and state securities laws.

         Upon the effective exercise of a Stock Option (in whole or in part) in accordance with Subsection (f), the Committee shall deliver to the Optionee the number of shares of Stock for which the Stock Option is exercised, adjusted for any shares of Stock sold or withheld in connection with such exercise.

                 (f) CASH-OUT OF OPTION. On receipt of written notice to exercise, the Committee may, in its sole discretion, elect to cash out all or part of the portion of the Option(s) to be exercised by paying the Optionee an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over




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the option price (the "Spread Value") on the effective date of such cash-out.

                                  ARTICLE IV
                      ADMINISTRATION, GENERAL PROVISIONS

        SECTION 4.1 ADMINISTRATION. The Plan shall be administered by the Committee.

         SECTION 4.2 AUTHORITY OF THE COMMITTEE. The Committee shall have the authority to:

         (a) select the officers and other key employees of the Company or Continental Emsco to whom Stock Options may from time to time be granted hereunder, subject to Section 3.1 hereof;
         (b) grant to eligible employees, pursuant to the terms of the Plan, Stock Options hereunder, and determine the conditions, restrictions, and procedures to be applied to each such Option;
         (c) determine the terms and conditions, not inconsistent with the terms of the Plan of any Stock Option granted hereunder, based on such factors as the Committee shall determine, in its sole discretion;
         (d) take such action as it deems appropriate to comply with the provisions of applicable laws;
         (e) amend the terms of any Stock Option granted hereunder, prospectively or retroactively; provided, however, that any such amendment must be consistent with the provisions of this Plan, and no such amendment shall impair the rights of an Optionee with respect to any


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                 outstanding Stock Option under the Plan without his consent;
         (f) interpret the terms and provisions of this Plan and any Stock Option granted hereunder (and any agreements relating thereto), and otherwise settle all claims and disputes arising under this Plan;
         (g) delegate responsibility and authority for the operation and administration of the Plan, appoint employees and officers of the Company to act on its behalf, and employ persons to assist in fulfilling its responsibilities under the Plan; and
         (h) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, and otherwise supervise the administration of this Plan.

         All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Optionees.

         The Committee may make decisions to take action under this Plan only by majority action of all Committee members. The Committee may act without a meeting only by written instrument signed by all members of the Committee.

         SECTION 4.3 AMENDMENTS AND TERMINATION. The Board may amend, alter or discontinue the Plan at any time and from time to time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an Optionee under the Plan, without the Optionee's consent.



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         SECTION 4.4  UNFUNDED STATUS OF PLAN.  The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to an Optionee by the Company, nothing contained herein shall give any such Optionee any rights that are greater than those of a general creditor of the Company.

         SECTION 4.5  GENERAL PROVISIONS.
         (a) The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the Optionee is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Stock or other securities delivered under the Plan, shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
         (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such




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                 approval is required; and such arrangements may be either
                 generally applicable or applicable only in specific cases.
         (c) The adoption of the Plan shall not confer upon any employee of the Company or Continental Emsco any right to continued employment with the Company or Continental Emsco as the case may be, nor shall it interfere in any way with the right of the Company or Continental Emsco to terminate the employment of any of its employees at any time.
         (d) No later than the date of which an amount first becomes includible in the gross income of the Optionee for applicable income tax purposes with respect to any Stock Option under the Plan, the Optionee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Stock. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.
         (e) The Plan and all awards made and actions taken thereunder shall be governed by and construed in




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         accordance with the laws of the State of Ohio, to the extent not preempted by federal law.

        SECTION 4.6 EFFECTIVE DATE OF PLAN. This Plan shall be effective on the Closing Date.

        SECTION 4.7 PROCEEDS AND EXPENSES. The proceeds received by the Company from the sale of shares of Stock pursuant to the exercise of Stock Options shall be used for general corporate purposes. The Company shall bear any expenses associated with the administration of this Plan.

        SECTION 4.8 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

        The undersigned, pursuant to the approval of the Board on June 23, 1995 does herewith execute The LTV Corporation Non-Qualified Stock Option Plan for Certain Key Employees of Continental Emsco Company.

ATTEST                                 THE LTV CORPORATION



_____________________________          By:_____________________________
Assistant Secretary                       General Manager,
                                          Human Resources





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